                                                                  EXHIBIT 99(f)

                        NOTICE OF GRANT OF STOCK OPTION
                      PURSUANT TO FIRST UNITED BANK GROUP
                          INCENTIVE STOCK OPTION PLAN


Option Awarded To:       -----------------------------

Number of Shares:        -----------------------------

Price Per Share:         -----------------------------

Date of Grant:           -----------------------------


                If marked here, option may be exercised by payment in First
- ---------       United Bank Group Common Stock as provided in the Plan.

     WHEREAS, United New Mexico Financial Corporation established and First United Bank Group (and its successor, hereinafter called the "Company") assumed and now maintains an Incentive Stock Option Plan which was ratified and approved by the shareholders of United New Mexico Financial Corporation on April 23, 1982 and the shareholders of First United Bank Group on June 25, 1993 and was amended on February 27, 1987, July 29, 1988, and March 25, 1993 (hereinafter called the "Plan"); and

     WHEREAS, the Company wishes to give you an increased personal interest in the Company's continuing success and progress, and strengthen your desire to continue in the employment of the Company or its subsidiaries;

     NOW, THEREFORE, at the direction of the Board of Directors' Stock Option Committee, you are hereby notified that you have been granted on the date set forth above an option, pursuant to the Plan, to purchase from the Company the number of shares of the Company's $1.00 par value common stock set forth above (subject to adjustment in certain cases as provided in the Plan) at the price per share set forth above.

     1. If you remain an Eligible Employee, as defined by the Plan, after a period of three (3) years following the date of grant of this option, you may exercise no more than $100,000 of fair market value that will first become exercisable in any one year. Termination of your employment other than by retirement, disability or death limits your ability to exercise this option as provided in the Plan.

     Considering previous options granted to you, the shares granted pursuant to this option will be exercisable as follows:



     2. In no event shall this option be exercisable after the expiration of ten (10) years from the date on which this option was granted.

     3. During your lifetime, this option may be exercised by you alone and it shall not be transferable. Upon your death, this option may be transferred by valid will or laws of descent and distribution, and the option so properly transferred may be exercised in conformity with the terms of the Plan. Any attempt to transfer this option not in conformity with this paragraph shall immediately render this option and all rights thereunder null and void.

     4. A retired or terminated employee who is eligible to exercise options under the Plan must do so within three (3) months of termination except, if termination is due to disability (as defined in the Plan) or death, options must be exercised within one (1) year of termination.

     5. This option shall be exercised by written notice to the Company, addressed to the attention of its Secretary at the Company's principal offices. Such written notice must specify the number of shares to be purchased and must be accompanied by cash payment in full unless paid for by the Company's stock if allowed by the Stock Option Committee.

     6. This option granted to you by this notice is intended to satisfy the requirements for "Incentive Stock Options" under Sec. 422A of the United States Internal Revenue Code, as now in effect or as hereafter amended, and is subject to amendment if necessary to meet these requirements.

     7. Except as to the exercise schedule contained in item 1 above, in the event of conflict between the terms of this Notice and the terms of the Plan, the terms of the Plan shall control. For other rights, requirements and restrictions pertaining to this option, refer to the Plan attached hereto.

                  This notice is issued this ____ day of ___________ 199_.



                                       ---------------------------------------
                                       Carl G. Guist, Secretary
                                       First United Bank Group

                                       2